Peerless Systems
First Quarter 2008 Conference Call prepared remarks:

Geoff High of Pfeiffer High Investor Relations

Thank you _____. Good afternoon and welcome to Peerless Systems first quarter conference call. Presenting on behalf of the company will be Rick Roll, Chief Executive Officer and John Rigali, Chief Financial Officer. You are reminded that comments made on this call may include forward-looking statements regarding the future operations, earnings guidance, opportunities, or financial performance of Peerless. These statements involve a high degree of known and unknown risks and uncertainties such that actual results and circumstances can differ materially from those to be discussed. Risks and uncertainties include substantial changes in Peerless's business model and reaction to competitive pressures, reaction in the market to new Peerless products and technology offerings, unfavorable macro or industry conditions, changes in the demand for anticipated OEM products, age of the company's technology, increased research and development costs and other factors within or outside the company's control. Careful consideration should be given to Peerless’s cautionary statements made in public filings with the Securities and Exchange Commission including, but not limited to, the company's most recent reports on Form 10(K), 10(Q) and 8(K).

With that, I will now turn the call over to Rick Roll. Rick, please go ahead.

Rick Roll - President and CEO

Thanks Geoff, and thanks to all you who have joined us today.

Hopefully you have had an opportunity to review our first quarter earnings release. As we predicted at the end of last year, we experienced a downturn in revenue during the quarter. This was directly related to the timing of block license sales, and to the continued reduction in demand for our core imaging technologies. Our Q1 results were in line with our expectations, and have not altered our full-year profit projections of between 3.8 million and 4.5 million dollars.

In spite of the pullback in revenue and earnings, our cash position improved to 17.2 million dollars at the end of the first quarter, which represents an increase of approximately 800 thousand dollars since the end of fiscal 2007. This improvement illustrates the success we have had at managing costs and improving operational efficiencies.

In today’s release, we highlighted a number of challenges we are facing as a result of the changing landscape in the digital imaging industry. We have previously mentioned that increased competition and significant downward pricing pressure for digital imaging devices are limiting the long-term opportunities for our core technologies. We also are seeing that the large block licenses on which we heavily rely are coming from an increasingly concentrated base of OEM customers. In addition, it is taking longer than expected for our standalone color technologies to achieve expanded adoption in the marketplace. As a result of these and other challenges associated with our current business model, we believe our revenue performance could continue to trend downward over the next several years, unless we take proactive steps to address the situation.

We have worked extremely hard to enhance the four core areas of our business, which are imaging; Adobe PostScript™; networking; and hardware intellectual property, and to develop and implement a diversification strategy that positions us in new, more vibrant sectors of our industry. Specifically, we have focused our near-term attention on solution software applications. This is an increasingly important niche that we believe could provide Peerless with compelling long-term growth opportunities. During recent months, we have narrowed our focus on a select group of candidates for acquisition, or investments in joint ventures or strategic partnerships. Although we have not yet entered into any third party agreements, we are encouraged by the reciprocal interest expressed by the companies we have approached, and are actively engaged in joint, high-level dialogue. For obvious competitive reasons, we cannot disclose additional detail regarding these discussions.

Longer term, we believe an attractive opportunity exists in the imaging hardware space, and we are pursuing a range of prospects associated with new printing and scanning devices.

I recently traveled to Japan to meet with several of our OEM partners. One of my primary objectives was to explain our strategic plan and solicit customer feedback. It was very encouraging to learn that our direction has enthusiastic and broad-based support from these constituents. In fact, several of our customers are moving in similar directions. We believe our related paths could help us strengthen our relationships with many of these long-time partners.

As most of you know, one of the new challenges we are facing relates to the efforts of a dissident investor group to replace our board of directors. This situation has obviously been an unanticipated distraction to our management team.

We think it would be very unfortunate if the efforts of this group were to slowdown or derail the progress we are making. We operate in a very competitive industry, and new opportunities come and go quickly. We are working to limit the expense of this proxy contest and hope to resolve it as quickly as possible.

All in all, I am encouraged by the progress we have made with our restructuring program and by the direction we have charted for our business. I sincerely hope we have the chance to fully capitalize on the opportunities we are pursuing.

I will now turn the call over to John Rigali for a review of our fourth quarter and full year financial results. John…

Financial Presentation - John Rigalli
Thanks, Rick. First quarter revenue was 4.7 million dollars as compared with the 8.8 million in the first quarter last year. Product licensing revenue was 2.1 million dollars compared with 5.5 million in the year ago first quarter. Engineering services and maintenance revenue was 2.7 million dollars versus 3.0 million in the same quarter last year. We again earned the full 250,000 dollars in performance incentives associated with our Kyocera-Mita agreement.

We signed two first quarter license agreements collectively valued at roughly one million dollars, all of which were recognized during the quarter. The current portion of our engineering services backlog is 2.3 million dollars, which we believe will be recognized during the second fiscal quarter, and includes revenue expected under our Kyocera-Mita agreements. This backlog does not include up to 250,000 dollars in potential incentive fees associated with these agreements.

Our gross margin in the first quarter was 46.4 percent versus 70.3 percent in the first quarter last year. The gross margin decline is attributable to a 62 percent quarter-over-quarter reduction in licensing revenue and a significant increase in the mix of third-party technology sales to Peerless technology sales, which resulted in a 52.4 percent increase in product licensing expense.

General and administrative expenses were 1.5 million dollars, or 31.6 percent of revenue, versus 1.4 million dollars, or 15.8 percent of revenue, in the first quarter last year.

We reported a first quarter net loss of 0.8 million dollars, or 5 cents per basic share, versus net income of 2.0 million dollars, or 11 cents per diluted share, in the first quarter last year.

As Rick mentioned we ended the first quarter with cash and cash equivalents of 17.2 million dollars, or $__ per share.

(Guidance)
We are reiterating our prior financial forecasts, which call for a net loss in the second fiscal quarter and a transition to profitability in the third fiscal quarter. We expect full-year net income in a range of 3.8 million to 4.5 million dollars. Expectations for full-year revenue remain in a range 29 million to 31 million dollars. Of course our forecasts are contingent upon the closing of several large block licenses.

As always, management and the board of directors will continue to consider all opportunities to enhance the value of the company, including aggressive marketing of new technologies, development of new market opportunities, raising additional capital, mergers, and/or acquisitions.

With that, we are ready for any questions.

Q&A - Here

Closing remarks:

Rick Roll…
Thanks again for joining us for today’s call. This is obviously an important time for Peerless, and I am encouraged by the opportunities we are pursuing. As you contemplate the future of your company, I hope you will cast your vote on the blue proxy in support of the current board of directors.

Please take care.